UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 25, 2010

Date of Report (Date of earliest event reported)

JAZZ PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33500	05-0563787
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3180 Porter Drive, Palo Alto, California 94304

(Address of principal executive offices, including zip code)

(650) 496-3777

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On August 25, 2010, Jazz Pharmaceuticals Inc. and its wholly-owned subsidiary, JPI Commercial, LLC (collectively, the “Company”), entered into a Settlement and Sub-license Agreement (the “Settlement Agreement”) with Anchen Incorporated and its wholly-owned subsidiary, Anchen Pharmaceuticals, Inc. (collectively, “Anchen”) relating to the litigation between the Company and Anchen currently pending in the United States District Court for the District of Delaware and the United States District Court for the Central District of California (collectively, the “Courts”).

In the litigation, the Company and Elan Pharma International Limited (“Elan”) sued Anchen for infringement of Elan’s U.S. Patent No. 7,465,426 (the “Patent”) based on Anchen’s filing of an abbreviated new drug application, or ANDA, with the FDA seeking approval to market a generic version of Luvox CR®, and Anchen moved to dismiss the litigation by denying liability and alleging that the Patent was neither infringed nor valid. The Company is the exclusive licensee of the Patent under an agreement between the Company and Elan pursuant to which the Company markets and sells Luvox CR®.

Under the Settlement Agreement, the Company and Anchen have agreed to dismiss all of the claims brought in the litigation without prejudice, Anchen has agreed not to contest the validity or enforceability of the Patent in the United States, and the Company and Anchen have agreed to release each other from all claims arising in the litigation or relating to the product Anchen intends to market under its ANDA. The Settlement Agreement is subject to review by the Federal Trade Commission and the U.S. Department of Justice

In addition, the Company has granted a sub-license to Anchen of its rights to have manufactured, market and sell a generic version of Luvox CR® in the United States. The sub-license is non-transferable, non-sub-licensable and royalty-free and is exclusive even as to the Company and Elan (except with respect to Luvox CR®) for a period of time. The sub-license will commence on February 15, 2013 or earlier upon the occurrence of certain events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAZZ PHARMACEUTICALS, INC.

By:	/S/ BRUCE C. COZADD
Bruce C. Cozadd
Chairman and Chief Executive Officer

Date: August 27, 2010